Exhibit 23.1

                     CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Halifax Corporation's Registration Statement (Form S-8) pertaining to the Halifax Corporation 1994 Key Employee Stock Option Plan of our report dated September 7 1999, with respect to the consolidated balance sheet of Halifax Corporation as of March 31, 1999 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the two years in the period then ended included in Halifax Corporation's Annual Report (Form 10-K) for the year ended March 31, 2000.

                                      /s/Ernst & Young LLP
Washington, D.C.
July 7, 2000